EXHIBIT 16.1

RBSM LLP

HENDERSON, NV

September 5, 2017

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Tianci International, Inc (the “Company”) Form 8-K dated March 2, 2017, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/S/ RBSM LLP